UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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MEDICAL PROPERTIES TRUST, INC.

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Supplemental Proxy Materials May 22, 2024

Supplemental Proxy Materials In addition to the materials presented in the 2024 Proxy Statement, we are providing this supplemental information to ask for your support at the Annual Meeting on Proposal 3, which asks stockholders to approve, on an advisory basis, our named executive officer compensation (the “Say-on-Pay proposal”). Our Board of Directors recommends that our stockholders vote FOR the three proposals (including the “Say-on-Pay” proposal) set forth in our proxy and to consider this supplemental information that demonstrates that our compensation program is aligned with our Company and our performance.

Supplemental Say-on-Pay Road Map Key Considerations Highlights Our Compensation Program Worked As Designed and Reduced CEO Compensation in Line with Performance If the stock values in the Summary Compensation Table were adjusted to reflect the value of shares that our CEO actually vested in and not the January 2023 estimated value used for accounting purposes, our CEO’s stock value would have been $7.3mm and not $13.9mm In even closer alignment of CEO compensation with shareholder returns, Compensation Actually Paid (which considers prior year shares granted) was only $1.2 million for 2023 Strong Historical Say-on-Pay Support MPT has received above 90% Say-on-Pay proposal support on average over the past eight years Based on the strong support and our performance over this period, the overall structure of our compensation program remained consistent through 2023 (before the lower Say-on-Pay support at the May 2023 Shareholder Meeting) Changes for 2024 Compensation Enhancements Based on stockholder feedback (including the lower 78% Say-on-Pay approval in 2023) and our recent stock price performance, we made proactive changes to our executive compensation program effective for 2024 to further strengthen our pay for performance alignment including: Reduced our CEO’s target compensation by 9% Redesigned performance-based equity awards to be based solely on stock price performance and to be earned only if rigorous stock price hurdles are achieved and NO payout unless our stock price has appreciated 67% over the grant date stock price

Our Program Works: Key CEO Compensation Statistics 2023 Realizable Compensation 2023 Compensation Actually Paid -48% -93% As compared to approved compensation for 2023(1) As compared to the Summary Compensation Table ($8.4mm Realizable v. $16.3mm Approved) ($1.2mm CAP v. $17.9mm Summary Comp) Value Realized on Vesting of Awards in 2023 Value of Outstanding Awards at December 31, 2023 -48% -42% As compared to accounting value granted in 2023 As compared to December 31, 2022 ($7.3mm in vested 2023 v. $13.9mm granted in 2023) ($7.2mm in 2023 v. $12.4mm in 2022) Based on actual base salary and annual cash bonus earned in 2023 and the approved target value of the 2023 annual equity awards on January 20, 2023 versus the realizable value of the 2023 annual equity awards as of December 31, 2023, which includes (i) one-third of the award that was earned based on one-year goals including the 25% TSR reduction, and (ii) the remaining two-thirds of the award that may be earned based on three-year goals assuming the estimated 25% TSR reduction The accounting values reflected in the Summary Compensation Table do not effectively illustrate the significant impact of our stock price on our CEO’s compensation. With more than 80% of CEO compensation granted in equity, compensation in 2023 was materially impacted no matter what lens it is analyzed through, except from an accounting/grant date perspective

In recognition of lower Say-on-Pay support in 2023 and to further align executives with shareholders, we have made the following changes to CEO compensation in 2024: Target compensation reduced by 9% No increase to cash compensation since 2020 Equity awards redesigned Performance-based equity accounts for 67% of target equity award (up slightly from 66% in 2023) Performance-based awards earned solely based on the achievement of rigorous stock price hurdles, as illustrated below: Compensation Changes for 2024 Stock Price Hurdle Percentage of Target Earned $7.00 (67% increase above the Grant Date stock price) 100% $8.50 (103% increase above the Grant Date stock price) 200% $10.00 (139% increase above the Grant Date stock price) 300%

Contrary to the ISS voting recommendation, our Board of Directors recommends that our stockholders vote FOR the “Say-on-Pay” proposal based on (i) the additional materials presented within this presentation, and (ii) the following response to ISS’s key takeaways on our compensation program: Rigor of the STI Program The portion tied to pre-set quantitative measures was calibrated based on our annual budget and decreased year-over-year due to asset sales that reduced short-term revenues (this process is consistent with how the vast majority of bonus goals are set throughout the REIT industry) The 20% tied to qualitative measures, the only year-end portion subject to Compensation Committee discretion, resulted in a -33% reduction in recognition of 2023 challenges Off-Cycle Performance Awards The “off-cycle” performance awards were granted for retention purposes to all MPT employees EXCEPT our CEO and CFO to ensure continuity during this period of disruption and change (including the stock price challenges) Recognizing the challenges to our stock price, the retention awards require the achievement of significant stock price goals, which we then applied to our CEO and CFO as a replacement to their annual equity awards, demonstrating that our Board understands that off-cycle awards should be applied on a discerning basis and that our CEO and CFO should be held to a higher standard than other employees. Moreover, this 2024 award program is not additive, but completely replaces the totality of our CEO’s and CFO’s 2024 equity compensation Response to the 2024 ISS Report

Magnitude of CEO’s LTI Opportunity Our CEO did not receive an increase to his annual equity award value between 2020 and 2023 and as previously highlighted, our CEO’s 2024 LTI Target Opportunity was reduced by 11% (resulting in a 9% reduction to his total target compensation) Additionally, our CEO’s 2023 multiple of median was 1.63x and was significantly below 2.33x and 3.33 thresholds to trigger a medium or high concern under the ISS pay-for-performance quantitative screening The high concern triggered was solely a result of the relative degree of alignment measure, which was triggered by our low relative TSR performance As consciously designed, our TSR performance significantly reduced the value of the ~80% of our CEO’s compensation tied to stock price, which is not accounted for in ISS’s modeling – IT WORKED AS DESIGNED – Acceleration of Vesting for Mr. McLean Upon Retirement Mr. McLean is a co-founder and retired in September 2023 after a 50 year career with more than 20 years of service to MPT. The Board determined it was appropriate to accelerate the vesting of previously issued stock awards, which is consistent with typical market practice for an individual with the age and tenure of Mr. McLean The additional value disclosed in the 2023 Summary Compensation Table was solely due to accounting rules since this acceleration was not automatically triggered in our award agreements and did not change the number of shares previously awarded to Mr. McLean To be clear, NO new stock awards or additional compensation was provided to Mr. McLean upon retirement Response to the 2024 ISS Report (continued)

CONCLUSION We urge our stockholders to carefully review our Proxy statement and the additional materials provided in determining the reasonableness and appropriateness of our compensation program While 2023 represented a more challenging environment, we continue to focus on generating long-term value for our stockholders and modified our compensation program to reflect our updated business plan and shareholder input and expectations Our executives’ pay has been significantly impacted by our stock price performance and demonstrated appropriate alignment with our stockholders and our pay-for-performance philosophy – as designed We care about our stockholders’ feedback and maintained a consistent executive compensation program when our historical say-on-pay support was over 90%. Notwithstanding garnering majority Say-on-Pay support of 78% in 2023, we made proactive changes to our 2024 program following the decrease in support from historical levels Our 2024 compensation program both reduced target compensation for our CEO and includes performance-based equity that can only be earned if our stock price recovers and delivers a minimum return of 67% to our stockholders Your vote is important and we urge you to vote FOR the advisory vote to approve the compensation to our Named Executive Officers in 2024

AT THE VERYHEART OF HEALTHCARE®